Exhibit 99.1

FOR IMMEDIATE RELEASE

July 6, 2016

Contact:

Cloud Peak Energy Inc.

Rick Curtsinger, 720-566-2948

Director, Public Affairs

CLOUD PEAK ENERGY INC. ANNOUNCES NEW
INDEPENDENT DIRECTOR JEANE HULL

Gillette, Wyo, July 6, 2016 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced that, effective July 5, 2016, Ms. Jeane L. Hull has been elected to the Cloud Peak Energy Board of Directors as a new independent director and will also serve as a member of the Audit Committee, the Compensation Committee and the Health, Safety, Environment and Communities Committee of the Board.

Hull retired from Peabody Energy Corporation in August 2015 where she served as Peabody’s Executive Vice President and Chief Technical Officer, with responsibility for global strategy and governance for health, safety and environment, supply chain, engineering, applied technologies and asset management functions.

Hull joined Peabody in 2007 as the Senior Vice President of Engineering and Technical Services and managed the global delivery of engineering, environmental, geology and design and construction services. She also served as Peabody’s Group Executive, Powder River Basin from 2008 to 2011 and assumed additional responsibility for Southwest Operations in 2010.  Prior to joining Peabody, Hull served as Chief Operating Officer of Kennecott Utah Copper, a Rio Tinto company, from 2005 to 2007.  She held numerous management, engineering and operations positions with Rio Tinto and its affiliates from 1994 to 2007, and spent 12 years with Mobil Mining and Minerals and Mobil Chemical Company from 1982 to 1994.  A registered professional engineer, Hull holds a Bachelor of Science degree in civil engineering from South Dakota School of Mines and Technology and an M.B.A. from Nova University in Florida.

William Fox, Chairman of the Board of Cloud Peak Energy, said, “We are excited to have Jeane join our Board.  Jeane has a strong background in the coal industry, and brings additional senior executive and operational leadership and substantial engineering and environmental and regulatory affairs experience to the Board.  We look forward to her valuable insights and contributions to our company.”

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company. As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services. The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana. In 2015, Cloud Peak Energy shipped approximately 75 million tons from its three mines to customers located throughout the U.S. and around the world. Cloud Peak Energy also owns rights to substantial undeveloped coal and complimentary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers. With approximately 1,400 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately three percent of the nation’s electricity.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Rick Curtsinger, 720-566-2948

Director, Public Affairs

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